Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This is an Agreement between you, Richard Harris, and HUDSON HIGHLAND GROUP, INC. (a Delaware corporation) (called “the Company” in this Agreement).

THIS IS A LEGALLY BINDING DOCUMENT AND YOU SHOULD TALK TO AN ATTORNEY BEFORE YOU SIGN IT.

1. Valuable Consideration

In exchange for entering into this Agreement, the Company agrees to provide you with the following, which is referred to as the “Consideration” in this Agreement:

(a) The Company will give you a severance benefit of $250,000, less applicable taxes and withholding, payable in equal semi-monthly installments (individually and collectively the “Severance Payments”) for a period of 12 months (the “Severance Period”). The Severance Payments will be sent to your home address or any other address you designate in writing, and will begin within fifteen (15) days from the termination date. If you are re-employed by the Company or any division or subsidiary of the Company at any time during the Severance Period, you will not be eligible to receive any Severance Payments after the date of your re-employment, provided you have received at least one (1) Severance Payment as of that date. If you have not yet received a Severance Payment prior to your re-employment date, you will be eligible to receive one (1) Severance Payment after your re-employment date.

(b) The Company also will continue to pay its portion of the group health insurance premium during the Severance Period, provided you remain eligible for group health insurance continuation under applicable law and provided you continue to authorize your portion of the premiums to be taken from the Severance Payments. The period during which the Company continues to make these premium payments on your behalf will run concurrently with the period of time you are eligible for health insurance continuation under applicable law, and it will not be in addition to such period. You must complete the appropriate health insurance continuation forms to be eligible for this benefit.

You agree that the Consideration is over and above anything you are owed by law, contract or under the policies or practices of the Company, and it is being given to you expressly in exchange for entering into this Agreement. You will not be entitled to receive any of the Consideration until the Effective Date as defined in Section 8 below.

The Company agrees that, regardless of whether you elect to sign this Agreement, you will receive any payment or benefit to which you are entitled by applicable law or under the Company’s policies. Those payments and benefits include pay for any earned vacation which is unused as of the Termination Date, any vested benefit under the HHG 401(k) Plan and any monies contributed to the Hudson Highland Group ESPP.

2. Termination

Your termination will be effective July 31, 2006 (the “Termination Date”).

3. Release

By signing this Agreement, you (on behalf of yourself and your heirs, executors, spouse and administrators) release and waive all payments, rights, claims and causes of action (including, but not limited to, attorneys’ fees and costs), known and unknown, in contract, law and equity, of any kind whatsoever, that you now have or may have against the Company, including its foreign and domestic parent corporations, divisions and subsidiaries, and each of their past and present officers, directors, employees, affiliates, subsidiaries, shareholders, agents, attorneys, benefit plans and plan administrators, fiduciaries, successors and/or assigns (the Company and the individuals and entities listed are referred to individually and collectively as the “Releasees” in this Agreement). This release and waiver includes but is not limited to:

•	any claims for assault, battery, wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other tort or common law claims;

•	any claims for the breach of any written, implied or oral contract between you and the Company, including, but not limited to, any offer letter or contract of employment;

•	any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex (including sexual harassment), sexual orientation, and physical or mental disability or medical condition;

•	any claims for payments of any nature, including, but not limited to, wages, overtime pay, vacation pay, severance pay, attorneys’ fees, commissions and bonuses, but not including any claims for the Consideration or any claims for workers’ compensation benefits to which you may be entitled;

•	any claims for benefits or the monetary equivalent of benefits; and

•	any entitlement to reinstatement to your previous position with or rehire or reemployment by the Company.

Your release and waiver includes all payments, rights, claims and causes of action that you have or may have under all federal, state and local statutes, ordinances, rules, regulations and orders, including, but not limited to, any payment, right, claim or cause of action based on Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act,1 the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the

[1]	This release and waiver does not apply to any claims under the Age Discrimination in Employment Act which may arise based on events which take place after you sign this Agreement.

Employee Retirement Income Security Act of 1974, and the labor and employment-related laws, rules and regulations of the state, county and city in which you work or have worked on behalf of the Company, as each of them has been or may be amended. You also waive your right to any attorneys’ fees, compensation or other recovery whatsoever as the result of any legal action brought by or on your behalf by any other party or agency against any of the Releasees. Your release and waiver of claims does not apply, however, to any claims that are not waivable by law.

If you work for a Company facility located in California, you expressly waive and release all rights you have under Section 1542 of the California Civil Code, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him might have materially affected his settlement with the debtor.

As a result, you agree that you are waiving all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to the date you sign this Agreement.

4. OWBPA:

You further agree and acknowledge: (1) that your waiver of rights under this Agreement is knowing and voluntary and complies in full with all of the requirements of the Older Workers’ Benefit Protection Act; (2) that you have read and understands the terms of this Agreement and have voluntarily accepted these terms for the purposes of making a full and final compromise, settlement and adjustment of any and all claims, disputed or otherwise, on account of your personal services relationship (or termination of the relationship) with HHG and for the express purpose of precluding forever any further claims arising out of such relationship or its termination as set forth above; (3) that the payment listed above exceeds the amount that would normally be received for an employee terminated by HHG, that it exceeds what you would otherwise have been entitled to, and that the extra payment is in exchange for signing this Agreement; (4) that you have been advised to consult with an attorney prior to executing this Agreement; (5) that HHG has given you a period of twenty-one (21) calendar days within which to consider and accept the terms of this Agreement; (6) that you do not waive any claims that might arise after execution of this Agreement; (7) that you have been given seven (7) calendar days after execution to revoke this Agreement, and that, if you choose not to revoke, the Agreement shall then become effective and enforceable and the payment listed above shall then be made; and (8) to be effective, the revocation must be delivered via hand delivery, within the seven (7) day period to Shira Kahn, Director of Human Resources, 622 Third Avenue, 38th Floor, New York, NY.

5. Covenant Not to Sue

You agree that you have not and will not file a lawsuit against any of the Releasees based on any right you have released and waived under this Agreement. This Agreement not to file a lawsuit does not apply, however, to any lawsuit you may file to enforce this Agreement or to object to the enforcement of this Agreement, or if and to the extent such an agreement is prohibited by applicable law.

6. Confidentiality/Return of Property

You agree that you will keep the terms and existence of this Agreement confidential and that you will not divulge them to anyone other than your spouse, legal advisor and tax advisor, or as may be required by law. In the event you disclose the existence or terms of this Agreement to any authorized individual, you agree to require each of them to maintain confidentiality. You also acknowledge and agree that you have certain confidentiality obligations under statutory and common law with respect to confidential and proprietary business information of the Company which you have learned as a result of your employment, and you agree to meet those obligations at all times after your employment with the Company terminates. You further acknowledge that the Company would be irreparably harmed if you were to breach your confidentiality obligations, and that the Company would be entitled to equitable relief (including an injunction) if you breach or threaten to breach those obligations. Furthermore, you acknowledge and affirm that you remain obligated under and will abide by any stock option, confidentiality, non-solicitation and/or arbitration agreement(s) between you and HHG (or its predecessor) that you signed prior to the Termination Date.

You also agree upon request, but in no event later than the Termination Date, to return all property of the Company in your possession, including but not limited to, files, keys, financial information, correspondence, electronic and magnetic storage media, notebooks, records and any material which refers to, relates to or contains the Company’s confidential and proprietary business information which is currently in your possession. You agree not to keep any duplicates, copies, or excerpts of any of such information or items.

7. Nondisparagement

You agree that you will not make, either yourself or through an agent, any oral or written statements or omissions that are or could reasonably be interpreted to be of a negative or critical nature concerning the Company, including, but not limited to, statements or omissions regarding its business practices, events in the workplace, and/or your treatment by the Company, to anyone other than in private and privileged conversations with your spouse or legal advisor, or as required by law.

8. Knowing and Voluntary Release/Revocation

You agree that you are signing this Agreement voluntarily and of your own free will and not because of any threats or duress. You are hereby given 21 (Twenty-one) calendar days from the date you receive a copy of this Agreement during which to consider whether to sign this Agreement. You acknowledge you received a copy of this Agreement on April 17, 2006. You are hereby advised that the offer contained in this Agreement will remain open until 5:00 p.m. on May 8, 2006. If you do not deliver a signed copy of the Agreement to the Divisional Human Resources Director at the HHG office to which you are assigned, on or before that date, this offer will be automatically withdrawn.

This Agreement becomes final and binding on you and the Company on the date you deliver a signed copy to Shira Kahn, Director of Human Resources, 622 Third Avenue, 38th Floor, New York, NY (such date is called the “Effective Date” in this Agreement).

9. Entire Agreement and Severability

This Agreement contains the entire agreement between you and the Company, and it takes priority over any other written or oral understanding or contract that may have existed in the past; provided that any stock option, confidentiality, non-solicitation and/r arbitration agreement entered into by you and HHG (or its predecessor) remains in full force and effect. You agree and acknowledge that no other promises or agreements have been offered for this Agreement (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company.

If any portion, provision or section of this Agreement is held to be invalid or legally unenforceable, the remaining portions, provisions or sections of this Agreement will not be affected and will be given full force and effect.

10. Non-Admission/No Knowledge of Wrongdoing

You and the Company agree that this Agreement is not an admission by either party of any wrongdoing or liability whatsoever, but results from a mutual desire to resolve all actual and potential disputes concerning anything that has occurred prior to your signing of this Agreement.

You also confirm and affirm that you have no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing on the part of any of the Releasees.

11. Applicable Law

All provisions of this Agreement will, except to the extent preempted by federal law, be construed and governed by the law of the state in which the Company office to which you reported as of the Termination Date is located, without regard to the laws of any other location.

12. Resolution

This Agreement resolves any and all actual and potential conflicts between you and the Company, including, but not limited to, all matters relating to your employment and termination of employment with the Company. If you wish to accept this offer, you must sign this Agreement and deliver it to the appropriate Divisional Human Resources Director on or before 5:00 p.m. on May 8, 2006.

YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED AN ATTORNEY OR OTHER REPRESENTATIVE BEFORE SIGNING OR VOLUNTARILY ELECTED NOT TO DO SO, AND HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR WRITTEN BELOW.

HUDSON HIGHLAND GROUP, INC.

	By:	/s/ Margaretta Noonan
/s/ Richard Harris
Richard Harris	Its:	/s/ EVP - CAO
Human Resources
Date: 2 May 2006	Date: 5/8/06

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